Exhibit 10.13



                        PURCHASE AND ASSUMPTION AGREEMENT

THIS AGREEMENT by and among Hawkeye State Bank, a financial institution chartered under the laws of the State of Iowa, having its principal place of business in Iowa City, Iowa ("Seller"), Russell Gerdin (solely with respect to
Section 7.4), the sole owner of Seller, and West Des Moines State Bank, a financial institution chartered under the laws of the State of Iowa, having its principal place of business in West Des Moines, Iowa (the "Buyer").

                                   WITNESSETH:

WHEREAS, Seller wishes to transfer, upon the terms and conditions set forth herein, its assets and its deposit and certain other liabilities; and

WHEREAS, Buyer wishes to buy such assets and assume such liabilities upon the terms and conditions set forth herein.

NOW,  THEREFORE,   in  consideration  of  the  premises  and  mutual  agreements hereinafter set forth, Seller and Buyer agree as follows:

                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

Section 1.1.   Transfer of Assets.

(a) As of the Effective Date (as defined in Section 2.1 below) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase from Seller, all of the following assets identified in this Agreement and the Exhibits hereto (the "Purchased Assets"), and not otherwise excluded from sale pursuant to the provisions of Section 1.1 (b) below:

     (1)  All  real  estate  as  set  forth  on  Exhibit   1.1(a)(1),   and  any
          improvements thereon (the "Real Property");

     (2) Except as provided in Section 1.1(b), the furniture, fixtures, leasehold improvements and other tangible personal property (the "Personal Property") set forth on Exhibit 1.1(a)(2) hereto;

     (3) All equipment leases for equipment located at the offices of the Seller (the "Equipment Leases");

     (4) All safe deposit contracts and leases for the safe deposit boxes as of the Effective Date (the "Safe Deposit Leases");

     (5) All loans transferred pursuant to Section 1.4 and accrued interest thereon;

     (6) All coin and currency and cash items in the possession of Seller on the Effective Date (the "Coin and Currency");

     (7)  The name "Hawkeye State Bank";

     (8)  Prepaid FDIC premiums;

     (9)  All "other real estate owned";

     (10) All charged-off assets, partially charged-off assets and other non-ledger assets, except for those that were written off or written down since January 1, 2002, including rights to recoveries therefrom; and

     (11) All investment securities and accrued interest thereon.

(b) Excluded from the assets, properties and rights being transferred, conveyed and assigned to Buyer under this Agreement are the assets listed on Exhibit 1.1(b) hereto (the "Excluded Assets"). Seller shall coordinate with the Buyer the removal of the Excluded Assets from its offices on or prior to the Effective Date.

Section 1.2.   Purchase Price.

(a)  The total purchase price for the Purchased Assets shall be the sum of:

     (1) The book value of the Purchased Assets as of the close of business on the last business day preceding the Effective Date (the "Valuation Date");

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     (2)  Minus the sum of Nine Hundred  Thirty  Thousand  Five Hundred  Dollars
          ($930,500); provided, however, that said amount shall be reduced by the following:

          (A) The amount of any charge-offs (complete or partial) recorded by Seller between the date of this Agreement and the Effective Date with respect to those loans listed on Exhibit 1.2(a)(2), but not in excess of the "total allocated reserve amount" as to any such loan;

          (B)  The "total  allocated  reserve  amount" as to any loan  listed on
               Exhibit 1.2(a)(2) that is paid off completely between the date of this Agreement and the Effective Date; and

          (C) As to any loan listed on Exhibit 1.2(a)(2) that is partially paid down between the date of this Agreement and the Effective Date, a pro-rata portion of the "total allocated reserve amount" as to such loan; and

     (3) Plus the sum of Fifteen Million Fifty Thousand Dollars ($15,050,000); provided, however, that said amount shall be reduced by the amount, if any, determined pursuant to Section 1.2(d) hereof.

          The total purchase price shall be allocated in accordance with Section 1.8(b) hereof.

(b) At the Closing, Buyer shall assume and thereafter pay and perform the following duties, liabilities and obligations of Seller, determined as of the Valuation Date:

     (1)  All Deposit Liabilities (as defined in Section 1.3(a) hereof);

     (2) All liabilities for Federal Home Loan Bank advances and borrowings, and accrued and unpaid interest thereon;

     (3) All liabilities for securities sold under repurchase agreements, and accrued and unpaid interest thereon;

     (4) All unfunded loan commitments and lines of credit related to the Loans (as defined in Section 1.4(a) hereof);

     (5)  All Treasury Tax and Loan Accounts;

     (6)  All Equipment Leases;

     (7)  All Safe Deposit Leases;

     (8)  All Contracts (as defined in Section 1.3(g) hereof);

     (9)  All accrued real estate taxes prorated to the Valuation Date; and

     (10) All income collected but not earned with respect to the Safe Deposit Leases pursuant to Section 1.5(c) hereof.

(c)  If the total purchase price for the Purchased Assets determined pursuant to
     Section 1.2(a) hereof exceeds the total book value of the liabilities assumed by Buyer pursuant to Section 1.2(b) hereof, Buyer shall pay to Seller in immediately available funds at Closing an amount equal to such excess; if the total purchase price for the Purchased Assets determined pursuant to Section 1.2(a) hereof is less than the total book value of the liabilities assumed by Buyer pursuant to Section 1.2(b) hereof, Seller shall pay to Buyer in immediately available funds at Closing an amount equal to such deficiency.

(d) If the average balance for the last full calendar month immediately preceding the Effective Date for total assets is less than $123,000,000 or for total deposits is less than $78,000,000, the purchase price will be reduced by the greater of: (1) The amount by which $123,000,000 exceeds the average assets; or (2) The amount by which $78,000,000 exceeds the average deposits, multiplied by four percent (4%) multiplied by sixty-five one-hundredths (.65) multiplied by ten (10). Notwithstanding anything to the contrary contained in this Agreement, Seller and Russell Gerdin shall have the opportunity to cure and remedy any potential shortfall in average assets or average deposits by establishing or agreeing to establish such business relationship with Buyer, including, without limitation, additional deposit relationships, as may be reasonably consented to by Buyer in its sole discretion, which consent shall not be unreasonably withheld.

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(e)  A sample closing statement that reflects the computations  pursuant to this
     Section 1.2 is attached hereto as Exhibit 1.2(e). The "Closing Statement" to be delivered at the Closing on the Effective Date pursuant to Section
     2.2 shall follow the format of said exhibit.

Section 1.3.   Liabilities.

(a) "Deposit Liabilities" shall mean all of Seller's duties, obligations, liabilities (including accrued interest) relating to the deposit accounts, including, without limitation, all demand, time, savings and individual retirement accounts as of the Effective Date, with the exception of those specifically not assumed by Buyer pursuant to Section 1.3(b).

(b) Except for those liabilities and obligations specifically assumed by Buyer under Section 1.2(b) above, Buyer is not assuming any liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

     (1) Any liabilities and obligations attributable to the actions of the former President of Seller which actions were not in compliance with applicable policies of Seller or state and federal regulatory standards.

     (2) Any litigation arising out of events which occurred prior to the Effective Date.

     (3)  Any accrued expenses, including compensation and payroll taxes.

(c) Buyer agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer by mail, over-the-counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Buyer.

(d) Buyer may, in the sole discretion of Buyer, (i) assign new account numbers to depositors of assumed accounts, if needed, (ii) notify such depositors, on or before the Effective Date, in a form and on a date mutually acceptable to Seller and Buyer, of Buyer's assumption of Deposit Liabilities, and (iii) furnish such depositors with checks on the forms of Buyer and with instructions to utilize Buyer's checks and destroy unused check, draft and withdrawal order forms of Seller. In addition, Seller will notify its affected customers by letter of the pending assignment of Seller's deposit accounts to Buyer, which notice shall be at Seller's cost and expense and shall be in a form mutually agreeable to Seller and Buyer.

(e) On or after the Effective Date, Buyer will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

(f) On or after the Effective Date, Buyer will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

(g) Buyer shall assume all of the rights, liabilities and obligations of Seller under the contracts (the "Contracts") set forth on Exhibit 1 .3(g).

(h) Buyer shall be responsible for all federal and state income tax informational reporting in connection with form 1099 and backup withholding relating solely to those liabilities assumed pursuant to Section 1.2(b) of this Agreement for all payments for the calendar year ending December 31, 2003; provided, however, Buyer shall not assume any liabilities relating to or arising from Seller's acts or omissions with respect thereto prior to the Closing.

Section 1.4.   Loans Transferred.

(a) Seller will transfer to Buyer on the Effective Date, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest (including collateral relating thereto) in loans maintained, serviced and listed in Seller's general ledger (severally referred to as "Loan" and collectively the "Loans").

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

(b) Buyer will become the beneficiary of credit life insurance written on direct consumer installment loans. Contemporaneously with the Closing, Seller shall notify the appropriate insurance companies of the transfer of Loans from Seller to Buyer and that Buyer shall become the beneficiary of any insurance policies relating to the Loans and, as such, be entitled to all rights and privileges under such policies following the Effective Date, including, without limitation, any refunds paid after the Effective Date on such policies.

(c) In connection with the transfer of any Loans requiring notice to the borrower, Buyer and Seller agree to comply with all notice and reporting requirements of the loan documents or of any law or regulation.

(d) On or after the Effective Date, Buyer will be responsible for maintaining and safeguarding all loan files, documents and records related to the Loans in accordance with applicable law and sound banking practices.

(e) On the Effective Date immediately after the Closing, Seller shall purchase from Buyer a 100% loan participation in those Loans listed on Exhibit 1.4(e) hereto. Buyer shall continue to service such loans at no charge to Seller. Buyer shall consult with Seller and obtain Seller's consent before making any significant decisions or taking any significant actions as to such loans. The purchase price shall be the unpaid principal balance plus all unpaid accrued interest receivable, payable in cash on the Effective Date.

(f) For 24 months following the Effective Date, Buyer shall have the absolute unrestricted right to "put" to Seller (require Seller to purchase from Buyer) at any time or times any of the notes (only those in existence at the date of this Agreement) comprising those Loans listed on Exhibit 1.4(f) hereto. Such "put" may be in the form of either (at Buyer's option):

     (1)  Seller purchasing the note and Seller servicing the note; or

     (2) Seller purchasing a 100% participation in the note and Buyer servicing the note at no charge to Seller (in the event of the latter, Buyer shall consult with Seller and obtain Seller's consent before making any significant decisions or taking any significant actions as to such notes. The purchase price shall be the unpaid principal balance plus all unpaid accrued interest receivable. The purchase price shall be payable in cash within 5 business days of Seller's receipt of the "put" demand by Buyer. All related collateral and loan documentation shall thereupon be transferred and assigned to Seller. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have the right to "put" any note as to which it has either (i) made further advances of funds to the borrower (other than advances approved by Seller in writing on or prior to the Effective Date), or
          (ii) released collateral.

(g) Seller shall indemnify Buyer for Actual Losses (as defined in this Section 1.4(g)) incurred by Buyer with respect to All Other Loans (as defined in this Section 1.4(g)) as and to the extent provided herein. "Actual Losses" shall mean the actual charge-offs of principal charged to the allowance for loan and lease losses of Buyer pursuant to final disposition of a loan, liquidation of all related collateral and enforcement of guaranties. "Actual Losses" shall not include any charge-off or impairment of the collectability of a loan that results solely from internal ratings or regulatory agency classification and shall not include interest. "All Other Loans" shall mean all Loans transferred to Buyer except for (i) those loans listed on Exhibit 1.4(e); and (ii) those loans listed on Exhibit 1.4(f). Seller shall indemnify Buyer for Actual Losses incurred by Buyer with respect to All Other Loans during the 12 month period immediately following the Effective Date but only to the following extent:

     (1) With respect to the first $1 million of Actual Losses, Seller shall have no indemnification obligation under this Section 1.4(g);

     (2) With respect to Actual Losses in excess of $1 million but less than $4 million, Seller shall indemnify Buyer for fifty percent (50%) of such Actual Losses, so that Seller's maximum potential obligation pursuant to this Section 1.4(g) shall not exceed $1.5 million.

          Buyer shall provide a detailed written report of the Actual Losses to Seller on a quarterly basis as of mutually agreeable reporting dates approximately 3, 6, 9 and 12 months after the Effective Date, which reports shall be provided within thirty (30) days after each such reporting date. Seller shall pay the required reimbursement, if any, to Buyer within thirty (30) days after receiving such report. If final disposition of any of the All Other Loans shall have been commenced within the 12 month period immediately following the Effective Date, any Actual Losses with respect to such loan shall qualify for indemnification even though not finalized until after the expiration of such 12 month period.

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Section 1.5.   Safe Deposit Business.

(a) On or after the Effective Date, Buyer will assume and discharge Seller's obligations with respect to the safe deposit box business in accordance with the terms and conditions of contracts or rental agreements related to such business, and Buyer will maintain all facilities reasonably necessary for the use of such safe deposit boxes by persons entitled to use the same.

(b) On and after the Effective Date, Buyer shall maintain and safeguard the records related to such safe deposit box business, and Buyer shall be responsible for granting access to and protecting the contents of safe deposit boxes.

(c) Safe deposit box rental payments (not including late payment fees) collected by Seller on or before the Effective Date shall be prorated as of the Effective Date.

Section 1.6.   Employee Matters.

(a) Buyer shall exercise its best efforts to hire all employees employed by Seller at the Effective Date (the "Employees"), in their then current functional positions with remuneration not less than current levels and benefits generally equivalent to the current levels provided to employees of Buyer. As of the Effective Date, the Employees and their dependents, if any, previously covered under Seller's health insurance plan shall be covered under Buyer's health insurance plan without being subject to any preexisting condition limitations or exclusions provided such Employees have been employed by Seller for 30 days prior to the Effective Date, except those excluded under Seller's health insurance plan.

(b) Seller will use its best efforts to maintain the Employees as employees of Seller until the Effective Date. Seller shall be responsible for paying all compensation, federal, state and local income tax withholding, social security taxes and any other payroll taxes applicable to the employment of Employees by Seller prior to the Effective Date. Seller agrees that, for a period of 12 months after the Effective Date, it will not employ (i) any Employee who remains employed by Buyer or (ii) any person known to Seller to have been employed by Buyer and whose employment by Buyer has been terminated, either by the employee or by Buyer.

(c) Buyer agrees to carry over all unused and available vacation time, sick leave, personal time, or other paid time off, provided that Seller shall reimburse Buyer for such accrued amounts at the time of Closing.

(d) With respect to each employee hired by Buyer at the time of closing. Buyer shall honor such employee's years of service with Seller for the purposes of all programs and benefits of Buyer, including seniority, vacation, severance, retirement plan eligibility and vesting and welfare plan eligibility.

(e) Except as and to the extent set forth in Sections 1.6(c) and (d) hereof, no Employee is a third party beneficiary of this Agreement.

Section 1.7.   Records and Data Processing.

(a) On and after the Effective Date, Buyer shall become responsible for maintaining the files, documents and records referred to in this Agreement. Buyer will preserve and safekeep them as required by applicable law and sound banking practices for the joint benefit of Seller and Buyer. After the Effective Date, Buyer will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Seller's expense, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary, as long as such inspection is in compliance with all applicable laws and regulations.

(b) On or after the Effective Date, Seller will permit Buyer and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Buyer's expense, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Buyer deems reasonably necessary.

Section 1.8. Taxes and Fees Proration of Certain Expenses: Allocation Form 8594.

(a) Buyer shall not be responsible for any income tax liability of Seller arising from the business or operations of the Seller on or before the Effective Date, and Seller shall not be responsible for any tax liabilities of Buyer arising from the business or operations after the Effective Date. Utility payments, telephone charges, real property taxes, personal property taxes, rent, deposit insurance premiums, service or maintenance contracts, other ordinary operating expenses and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Date. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Date, there shall be a proportionate monetary adjustment in favor of Seller.

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(b)  Seller and Buyer shall  allocate the total  consideration  paid pursuant to this  Agreement,  including  the deposit  base  intangible  asset and other
     identifiable   intangible   assets  acquired  by  Buyer  pursuant  to  this
     Agreement, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Accordingly, within 120 days after the Closing, Buyer shall provide Seller copies of the Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") setting forth the allocation of the total consideration. Within 20 days after receipt of the Asset Acquisition Statement (or any proposed revision thereof required to report any updated information), Seller shall propose any changes to Buyer or shall indicate its concurrence with the Asset Acquisition Statement which concurrence shall not be unreasonably withheld. Seller and Buyer shall endeavor in good faith to resolve any differences within 20 days after Buyer's receipt of Seller's notice of any proposed changes. The parties agree to file the Asset Acquisition Statement with their respective federal tax returns in accordance with the instructions to Form 8594.

Section 1.9.   Real Property.

(a) Seller shall deliver to Buyer as soon as reasonably possible after the execution of this Agreement copies of all title information in possession of or available to Seller, including but not limited to abstracts, attorney's opinions on title, surveys, covenants, deeds, environmental studies and easements relating to the Real Property.

(b)  Buyer  shall  notify  Seller in  writing  within 30 days  after the date of receipt of updated abstracts of title to the Real Property of any mortgages, pledges, material liens, encumbrances, restrictions, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning or similar land use violations relating to the Real Property to which Buyer reasonably objects (the "Title Defects"). Buyer agrees that Title Defects shall not include real property taxes not yet due and payable and easements, restrictions, encroachments, other title exceptions and rights of way which do not materially interfere with the use of the Real Property. Seller shall correct any such Title Defect to Buyer's reasonable satisfaction, but such correction need not be completed prior to the Closing.

(c) Buyer shall have the right to update title matters at Closing for any change which may have arisen after the date of Buyer's original title search. If such update indicates any new Title Defects, Seller shall cure any such Title Defect to Buyer's reasonable satisfaction, but such cure need not be completed prior to the Closing.

(d) Buyer shall have the right to conduct such investigation of environmental matters with respect to the Real Property as it may reasonably require and shall report the results of any such investigation to Seller no later than 45 days after the date of this Agreement. If Buyer fails to timely conduct such investigation or if such investigation does not identify the presence of any hazardous substance above state or federal action levels, Buyer shall accept the Real Property in its "as is" condition and shall release Seller from any claims or damages relating to the environmental condition or status of the Real Property. In the event the investigation is timely undertaken and identifies any purported violations of state or federal environmental laws or regulations, Seller shall, at Seller's expense, undertake the necessary environmental activities that shall be required by the appropriate governmental agency with respect to such environmental matters provided Seller shall have:

     (1)  The  right  to  contest  any  agency   determination  as  to  required
          environmental activities;

     (2) The right to access the Real Property to the extent necessary to enable Seller to undertake the necessary environmental activities; and

     (3) The right to impose reasonable restrictive covenants and/or environmental easements on the property, such as a prohibition against drilling a drinking water well on the property, so long as such covenants or easements will not have a material adverse effect on the use of the property for commercial purposes.

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                                   ARTICLE II

                           CLOSING AND EFFECTIVE DATE

Section 2.1.   Dates.

The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at 100 Court Avenue, Suite 600, Des Moines, Iowa 50309 at 10:00 a.m. local time within 10 days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, but in no event before July 1, 2003, or at such other place, time or date on which the parties shall mutually agree. The effective date of the consummation of the transactions contemplated by this Agreement (the "Effective Date") shall be 8:00 a.m. local time on the business day on which the Closing occurs.

Section 2.2.   Closing.

(a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

(b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver to Buyer, or, in the case of subsections (b)(5), (6),
     (7), (8) and (9), make reasonably  available to Buyer at the main office of
     Seller:

     (1) A warranty deed transferring good and merchantable title to the Real Property to Buyer;

     (2) A bill of sale, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the "Bill of Sale"), transferring to Buyer all of Seller's interest in the Personal Property and in the Loans;

     (3) An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Equipment Leases, the Safe Deposit Leases, the Contracts and the Deposit Liabilities;

     (4) Consents from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement, including, but not limited to, the lessors under the Equipment Leases (to the extent required by such leases);

     (5) Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business;

     (6)  Seller's files and records relating to and evidencing the Loans;

     (7) Seller's records related to the Deposit Liabilities assumed by the Buyer;

     (8)  The Coin and Currency;

     (9) Such other assets to be purchased as shall be capable of physical delivery;

     (10) A certificate of a proper officer of Seller, dated the Effective Date, certifying to fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects on the Effective Date;

     (11) Certified copies of (A) a resolution of the Board of Directors of Seller approving the sale contemplated hereby, and (B) a resolution of the shareholders of Seller approving the sale contemplated hereby;

     (12) Such certificates and other documents as Buyer and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

     (13) Such other documents, instruments and agreements necessary to transfer and assign to Buyer all Loans, including, without limitation, all promissory notes duly endorsed and assignments of mortgages, security agreements, financing statements, guarantees and other collateral documents in form and content reasonably satisfactory to Buyer; and

     (14) A Closing  Statement,  substantially  in the form  attached  hereto as
          Exhibit 1.2(e) (the "Closing Statement"); and

     (15) Immediately available funds in the net amount shown as owing to Buyer by Seller on the Closing Statement, if any.

(c) At the Closing, subject to all the terms and conditions of this Agreement, Buyer shall deliver to Seller:

     (1)  The Assignment and Assumption Agreement;

     (2) A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

     (3) Immediately available funds in the net amount shown as owing to Seller by Buyer on the Closing Statement, if any;

     (4) A certificate of a proper officer of the Buyer, dated the Effective Date, certifying to the fulfillment of all conditions which are the obligations of Buyer and that all of the representations and warranties of Buyer set forth in this Agreement remain true and correct in all material respects on the Effective Date;

     (5) A certified copy of a resolution of the Board of Directors of Buyer approving the purchase contemplated hereby;

     (6) Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt by Buyer of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

     (7)  The Closing Statement.

(d) All agreements and certificates described in this Section 2.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

                                   ARTICLE III

                                 INDEMNIFICATION

Section 3.1.   Seller's Indemnification of Buyer.

Seller shall indemnify, hold harmless and defend Buyer from and against any and all claims, losses, liabilities, demands and obligations, including reasonable attorney's fees and expenses, relating to or arising from (i) a breach by Seller of any covenant, promise, agreement, representation or warranty contained herein; (ii) real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred by Seller prior to the Effective Date and which are claimed or demanded on or after the Effective Date but not reflected on the Closing Statement; or (iii) any material misrepresentation or omission made by the former president of Seller pertaining to the Loans.

Section 3.2.   Buyer's Indemnification of Seller.

Buyer shall indemnify, hold harmless and defend Seller from and against any and all claims, losses, liabilities, demands and obligations, including reasonable attorney's fees and expenses, relating to or arising from (i) a breach by Buyer of any covenant, promise, agreement, representation or warranty contained herein or (ii) real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred after the Effective Date and which involve the assets transferred or the liabilities assumed pursuant to this Agreement.

Section 3.3.   Claims for Indemnity.

(a) A claim for indemnity under Sections 3.1 or 3.2 of this Agreement may be made by the claiming party at any time prior to 24 months after the Effective Date by the giving of written notice thereof to the other party. Such written notice shall set forth in reasonable detail the basis upon which claim for indemnity is made. In the event that any such claim is made within the prescribed 24 month period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such 24 month period shall cease and no indemnity shall be made therefor.

(b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit and to conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper. In the event that the indemnifying party shall fail to respond within five days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten days of its receipt of the notice of such settlement offer).

Section 3.4.   Limitations of Indemnification.

Notwithstanding anything to the contrary contained in this Article III, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $20,000. Once such aggregate amount exceeds $20,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $20,000.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, which representations and warranties shall survive the Effective Date for a period of 24 months:

Section 4.1.   Authorization.

This Agreement and all other agreements and instruments contemplated by this Agreement to which Seller is or will be a party or signatory have been duly authorized, executed, and delivered by Seller and constitute or will constitute the legal, valid, and binding agreement of Seller, enforceable in accordance with their respective terms, subject to the receipt of all necessary regulatory approvals and except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to creditors' rights, or by general equitable principles.

Section 4.2.   No Adverse Effect.

There is no litigation, action, claim, proceeding, or governmental investigation or examination pending or threatened against Seller which may have an adverse effect upon the transactions contemplated by this Agreement, Seller's ability to perform Seller's obligations hereunder, or upon the financial condition or assets and properties of Seller.

Section 4.3.   Disclosures.

No representation or warranty by Seller in this Agreement or in any certificate, schedule, exhibit, letter, financial document, or other instrument furnished or to be furnished to Buyer or any of Buyer's representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain at the time of furnishing any untrue statement of a material fact, or omits or will omit to state at the time of furnishing a material fact necessary in order to make the statements contained therein not misleading. There is no information of a material nature concerning the Seller which has not heretofore been disclosed to Buyer in writing, which information could have a material adverse effect upon the transactions contemplated by this Agreement or upon the assets, properties, or business and other operation and conduct of Seller.

Section 4.4.   Corporate Organization and Licenses.

Seller is an Iowa chartered bank, duly organized, validly existing and in good standing under the laws of the State of Iowa. Seller has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted and has all licenses, permits, and governmental authorizations and approvals necessary therefor, including, without limitation, insurance of its deposits by the Federal Deposit Insurance Corporation all of which are in full force and effect, and shall continue in full force and effect through the Effective Date. Seller has obtained all licenses, permits, and governmental approvals and orders required by applicable law or governmental regulations necessary or appropriate in the conduct of Seller's business.

Section 4.5.   Title.

Seller has good and marketable title to its assets (including other real estate), free and clear of all liens, claims, easements, restrictions, reservations, leases, mortgages, security interests, contracts of sale, options, and other encumbrances, restrictions, or adverse claims of any type or nature whatsoever, including, without limitation, claims or encumbrances of any regulatory agency, except for encumbrances set forth in Exhibit 4.5 hereto.

Section 4.6.   Conduct of Business.

The business of Seller has been conducted in the ordinary course of business, and all books, records, and accounts of Seller are true, accurate, and complete in all material respects and have been maintained in accordance with practices generally used by banks chartered and/or organized under the laws of the State of Iowa and located in Iowa. Seller has no material obligations, commitments, indebtedness, or liabilities, contingent or otherwise, which are not disclosed in the books, records, and accounts of Seller.

Section 4.7.   Subsidiaries.

Seller has no subsidiaries.

Section 4.8.   Regulatory Compliance.

Regarding Seller's regulatory compliance examinations, Seller has no material violations, and will have no material violations of state or federal law or regulation from the date hereof to the Effective Date.

Section 4.9.   Loans.

The notes, evidences of indebtedness and agreements for the payment of money, which are assets of Seller, and its related security documents, are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms.

Section 4.10. Reports.

Seller has timely filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, required by law or regulation with the appropriate regulatory authorities, and will file all such reports as may be required from the date of this Agreement through the Effective Date. As of their respective dates, such reports complied or will comply in all material respects with all the reporting and disclosure rules and regulations of such regulatory authorities. None of such reports contained or will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.11.   Information Returns.

Seller has timely filed all of the required information returns or statements with the appropriate governmental authorities (federal, state, and local), including, without limitation, the information returns or statements required under the Internal Revenue Code of 1986, as amended. The information returns or statements are complete and correct in all material respects, and there are no material penalties or other liabilities due from Seller, or assessable against Seller, with respect to such returns or statements. Seller has complied with all applicable federal, state, and local laws, rules, and regulations, including, without limitation, the requirements of section 3406 of the Internal Revenue Code of 1986, as amended, regarding the withholding of tax on payments made by Seller. Seller has no material outstanding liability or unassessed potential liability to any governmental agency for amounts which it was required to withhold under applicable federal, state, and local laws, rules, and regulations.

Section 4.12.   Contracts.

All contracts, leases, subleases, or other agreements and arrangements to which Seller is a party are valid, binding, and in full force and effect, will not be materially adversely affected by the transactions contemplated by this Agreement, and there is not under any of such agreements any material existing default or any event which, with the lapse of time or notice by a third party, or both, could result in such a default, nor has Seller waived any of its rights or options or exercised any of its options thereunder. A list of all contracts, leases, subleases, or other agreements and arrangements to which Seller is a party and which have terms of at least twelve (12) months is attached hereto as
Exhibit 4.12.

Section 4.13.   Condition of Real and Personal Property.

All items of real property and personal property, including without limitation computer hardware and software, used by Seller are in good operating condition and repair (with the exception of ordinary wear and tear), are suitable for the purposes for which they are presently utilized, and substantially comply with all laws, ordinances, regulations, and other governmental requirements now in effect.

Section 4.14.   No Violation.

The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement, will not constitute a breach, violation, default, create a lien, or give rise to any right of termination, cancellation, prepayment, or acceleration under the Articles of Incorporation or Bylaws, if any, of Seller, or under any law, rule, or regulation, or any judgment, decree, order, governmental permit or license, or any note, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound or affected. No consents, approvals, or authorizations of, or declarations, filings, or registrations with any other person, including any government authority, are required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller of this Agreement, or the consummation by Seller of the transactions contemplated hereby, except for the required regulatory approvals referred to in this Agreement. Notwithstanding anything contained in this
Section 4.14 to the contrary, the assumption by Buyer of the Federal Home Loan Bank borrowings of Seller will require the prior consent of the Federal Home Loan Bank.

Section 4.15.   Performance of Obligations.

Seller has, in all respects, performed all material obligations required to be performed by it to date, is not in default under, and no event has occurred which, with the lapse of time or notice by a third party, or both, could result in a default by Seller under any outstanding indenture, mortgage, contract, lease, or other agreement to which Seller is a party or by which Seller is bound, except for any default or event which would not result in and would not have consequences which result in a material adverse change in its present or prospective financial condition, business, or operations. Excluding the loan portfolio, none of the presently unperformed contracts, agreements, understandings, or leases by which Seller is currently bound will result in a loss thereunder that will materially and adversely affect its present or prospective financial condition, operations, or business. Seller is not subject to any charter or any other corporate restriction, or any judgment, order, writ, injunction, decree, rule, regulation, code, or ordinance which has not been disclosed in writing to Buyer and which materially and adversely affects, or might be expected to materially and adversely affect, Seller's present or prospective financial condition, business, or operation.

Section 4.16.   Deposits.

Seller has no liability to pay deposits other than as shown on its books.

Section 4.17.   Mechanic's Liens.

As of the Closing, there will be no unpaid charges, debts, liabilities, claims, or obligations arising from the construction, ownership, and/or operation of the premises of Seller, or other real estate owned by Seller, which could give rise to any mechanic's or materialmen's or other statutory or constitutional liens against any such real estate or any part thereof.

Section 4.18.   Director and Officer Insurance and Surety Bond.

Seller has no known material contingent liability not covered by insurance with respect to rights of indemnification from Seller for the benefit of any director, officer, employee, or agent, or the heirs, executors, administrators, successors or assigns thereof. Seller is not aware of any facts which may or could result in such a claim for indemnification from Seller.

Section 4.19.   Loan Participations.

Seller has not issued or sold any loan participations which might expose Seller to direct or indirect recourse liability to the participant, pursuant to any written or verbal agreements or understandings with such participant.

Section 4.20.   Government Loan Guarantees.

Seller is in material compliance with all disclosures and reporting requirements relating to loans guaranteed by the Farm Service Agency and the United States Small Business Administration and there are no deficiencies that would result in the cancellation of such government guarantees; provided, however, that this representation shall not apply to any deficiency attributable to the acts of Buyer.

Section 4.21.   Financial Statements.

Seller will deliver to Buyer the audited financial statements of Seller for the year ended December 31, 2002. All such reports and documents, and all financial information and statements set forth or made therein, or otherwise a part thereof, have been prepared in accordance with all applicable laws and regulatory requirements and (except as modified thereby), with generally accepted accounting principles consistently applied, fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated, and are true, accurate, and complete in all material respects.

Section 4.22.   No Material Change.

Except as disclosed on Exhibit 4.22, since the date of the reports and/or documents of Seller referenced in Section 4.21 immediately above, Seller has not
(i) suffered any extraordinary losses in an amount material to the operations of the business of Seller, or waived or released any rights or claims of value material to the operations of the business of Seller, or allowed any such rights to lapse; (ii) made or become obligated to make capital expenditures, or entered into commitments therefor, with respect to the business of Seller; (iii) experienced or suffered any material adverse change in its business, operations, or assets (whether or not covered by insurance), or condition, financial or otherwise, or results of operations, materially adverse to the business of Seller; (iv) entered into any transaction, except in the ordinary course of the business of Seller; (v) received any notice of claim asserted against Seller which could have a material adverse effect on the operations of the business of Seller; (vi) incurred or agreed to incur any material obligations outside the ordinary course of the business of Seller; or (vii) paid any debt, obligation, or liability, other than current liabilities incurred in the ordinary course of the business of Seller. For purposes of this Section 4.22, the term "material" means $20,000 or more.

Section 4.23.   Operation of Business.

The Seller shall not permit any material adverse change in the quality, composition, or maturity of its assets, deposits, or other liabilities, or in its business prior to the Effective Date; provided, however, that the following factors shall not be considered in determining what shall constitute a material adverse change in the quality or composition of assets, liabilities, or business of Seller: (i) changes in rates of return or yield received on various assets of the Seller which changes are caused by general money market fluctuations; and
(ii) changes in interest rates paid by the Seller with respect to its source of borrowed funds, including deposits, repurchase agreements, and federal funds purchased, which changes are caused by general money market fluctuations.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, which representations and warranties shall be deemed to have been made again on and as of the Effective Date and shall survive the Effective Date for a period of 24 months:

Section 5.1.   Corporate Organization.

Buyer is a bank corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. Buyer has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2.   No Violation.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (i) the Articles of Incorporation or Bylaws, if any, of the Buyer, (ii) any material provision of any material agreement or any other material restriction of any kind to which Buyer is a party or by which Buyer is bound, (iii) any material statute, law, decree, regulation or order of any governmental authority, or (iv) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Buyer is a party.

Section 5.3.   Corporate Authority.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Board of Directors of Buyer. No further corporate authorization on the part of the Buyer is necessary to consummate the transactions contemplated hereunder.

Section 5.4.   Enforceable Agreement.

This Agreement and all other agreements and instruments contemplated by this Agreement to which Buyer is or will be a party or signatory have been duly authorized, executed and delivered by Buyer and constitute or will constitute the legal, valid and binding agreement of Buyer enforceable in accordance with their respective terms, subject to the receipt of all necessary regulatory approvals and except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to creditors' rights, or by general equitable principles.

Section 5.5.   No Adverse Effect.

There is no litigation, action, claim, proceeding, or governmental investigation or examination pending or threatened against Buyer which may have an adverse effect upon the transactions contemplated by this Agreement, Buyer's ability to perform Buyer's obligations hereunder, or upon the financial condition or assets and properties of Buyer.

Section 5.6.   Disclosure.

No representation or warranty by Buyer in this Agreement or in any certificate, schedule, exhibit, letter, financial document, or other instrument furnished or to be furnished to Seller or any of Seller's representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain at the time of furnishing any untrue statement of a material fact, or omits or will omit to state at the time of furnishing a material fact necessary in order to make the statements contained therein not misleading. There is no information of a material nature concerning the Buyer which has not heretofore been disclosed to Seller in writing, which information could have a material adverse effect upon the transactions contemplated by this Agreement or upon the assets, properties, or business and other operation and conduct of Buyer.

                                   ARTICLE VI

                    OBLIGATIONS OF PARTIES PRIOR TO AND AFTER

                                 EFFECTIVE DATE

Section 6.1.   Conduct of Business of Seller.

Except as expressly provided in this Agreement, during the period from the date of this Agreement and through the Effective Date, Seller shall conduct its business and operations in the usual and ordinary course and in a safe and prudent manner. To the extent consistent with such business, Seller shall use all reasonable efforts to preserve intact its banking organization, to keep available the services of its officers and employees, and to preserve its relationships with customers, suppliers, and others having business dealings with it to the end that the goodwill and continuing business of Seller shall not be materially and adversely affected at the Effective Date. During said period, Seller agrees to do or refrain from doing (as applicable) the following, or any thereof, unless the prior written consent of the Buyer shall have been received:

(a) Seller shall not sell, transfer, or lease any of its properties or subject any of such properties or assets to a mortgage, pledge, security interest, or lien, except encumbrances of the character heretofore incurred in the ordinary and usual course of business. The reference to "properties" and assets" in this paragraph does not include Other Real Estate which is covered by Section 6.1(t).

(b) Seller shall not make any expenditures of a capital nature in excess of $5,000, other than those for which it is committed on the date of this Agreement.

(c) Except for Loans, Seller shall not enter into any contracts or commitments with a term in excess of twelve (12) months.

(d) Seller shall not use any of its assets or properties, except for proper banking purposes.

(e)  Seller  shall  not  modify,   amend,  cancel,  or  terminate  any  existing
     agreement, except in the ordinary and usual course of business.

(f) Seller shall not acquire control over any other corporation, firm, or organization, or create any new subsidiaries, except in connection with foreclosures in the ordinary and usual course of business, or participate in any partnership, joint venture, or other business arrangement.

(g) Seller shall not increase benefits or compensation of officers or employees or approve or implement bonuses or promotions except normal merit, length of service and promotional increases in the ordinary course of business and consistent with prior practices and with the prior approval of Buyer, and at the Effective Date there shall be no contracts of employment with Seller which are not terminable at will, no agreements to pay deferred compensation or fringe benefits to current or former employees (or members of their families), and all accrued benefits under all pension plans shall be fully funded.

(h) Seller shall maintain all of its existing insurance policies and bonds in full force and effect.

(i)  Seller shall refrain from applying for any new bank office.

(j) Seller shall promptly file all tax returns for which filing deadlines occur prior to the Effective Date and shall appropriately accrue and pay, when due, all applicable federal, state, and local taxes and assessments which have been assessed or are payable prior to the Effective Date, including, but not limited to, ad valorem, sales, use, excise, franchise, income, real property and personal property taxes.

(k) Seller shall continue to pay all interest on deposits as such interest becomes due and payable in the ordinary course of business through the Effective Date.

(l) Seller shall continue to accrue interest receivable and reflect collection of same in the ordinary course of business through the Effective Date.

(m) All debts of Seller with respect to the business conducted shall be paid in full as they fall due. A list of all payees who were paid by the Seller more than $1,000 during the month shall be provided to Buyer on a monthly basis within ten (10) days after the end of the month. The list shall include the name of the payee, the amount of the payment and a brief description of the purpose of the payment.

(n) Seller shall not loan funds, issue letters of credit, accept any deposits, or enter into any commitments for such loans, letters of credit, or deposits except in the ordinary course of business and upon substantially the same terms, including interest rates, maturities, collateral security, and other applicable terms as those prevailing at the time for comparable transactions. Seller shall not capitalize any interest on any existing loans or modify any terms of existing loans or commitments for loans. Seller shall not make any of the following loans or commitments without the prior approval of Buyer:

     (1) Any loan (except real estate loans) in excess of $50,000 to a new customer;

     (2) Any loan (except real estate loans) in excess of $100,000 to an existing customer;

     (3)  Any construction loan; or

     (4) Any real estate loan in excess of $100,000 if the loan is to be kept by Seller and not sold in the secondary market.

          Buyer shall notify Seller within three business days after receipt of the necessary information from Seller.

(o) Seller shall not merge or consolidate with any other entity or enter into any agreement therefor or for the sale of assets or acquire or agree to acquire any stock, business, properties, or assets of any other person, firm, association, corporation, bank, or other business organization.

(p) Seller shall not cancel, without payment in full, any notes, loans, or other obligations receivable from any stockholder, officer or director of Seller, or from any corporation, partnership, or other entity in which any stockholder, officer or director of Seller has any direct or indirect interest.

(q) Seller shall not, as defendant or obligor, settle any dispute which involves the payment of money or acceptance of liabilities in excess of $20,000.

(r) Seller shall not permit any material adverse change in the quality, composition, or maturity of its assets, deposits or other liabilities, or in its business; provided, however, that the following factors shall not be considered in determining what shall constitute a materially adverse change in the quality or composition of assets, liabilities, or business of
     Seller: (i) changes in rates of return or yield received on various assets, which changes are caused by general money market fluctuations; and (ii) changes in interest rates paid by Seller with respect to its source of borrowed funds, including deposits, repurchase agreements, and federal funds purchased, which changes are caused by general money market fluctuations.

(s) Seller shall not purchase any investment securities with maturities in excess of 2 years or sell any investment securities prior to maturity thereof; however, any proposed purchase or sale of such securities may be consented to orally by Buyer.

(t) Seller shall not sell "other real estate owned" other than in compliance with banking regulations and any proposed sale must be consented to by Buyer.

(u) Seller shall not take any action or refrain from taking any action that would have the effect of delaying scheduled examinations by regulators.

(v) Seller shall not amend its Articles of Incorporation or Bylaws (if any), liquidate or dissolve.

(w) Seller shall not take any action or refrain from taking any action that would cause or have the effect of causing any of the representations and warranties of Seller contained herein to not be true and correct on and as of the Effective Date.

(x)  Seller shall not accept brokered deposits.

(y) Seller shall not incur any indebtedness with a maturity greater than 12 months for wholesale repurchase agreements or FHLB borrowings.

Section 6.2.   Access and Information.

Upon reasonable notice, Seller shall afford to Buyer and its representatives such access during normal business hours throughout the period prior to the Effective Date to the books, records, properties, personnel and to such other information as Buyer may reasonably request. Buyer will not, and will cause its representatives not to, use any information obtained pursuant to this paragraph for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Within five (5) days after the end of each month, Seller shall provide Buyer with reports of condition and income for Seller, and during the last thirty (30) days prior to Closing, Seller shall provide Buyer with reports of condition and income on a weekly basis, and during the last five (5) business days prior to Closing, on a daily basis.

Section 6.3.   Meetings of Board of Directors.

To the extent permitted by appropriate regulatory authorities, Seller shall authorize a representative of Buyer to attend (as a nonvoting observer) all meetings of the Board of Directors and committees thereof of Seller (except meetings of the Board of Directors in executive session relating to the transaction contemplated by this Agreement) conducted prior to the Effective Date, and give Buyer reasonable advance notice of the date, time and place of any such regularly scheduled meetings and special meetings of the entire Board of Directors of Seller. All information gained by representatives of Buyer by attendance at such meetings shall be held in strict confidence.

Section 6.4. Applications for Approval to Effect Purchase of Assets and Assumption of Liabilities.

Within 30 days following the execution of this Agreement, Buyer shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish a branch in Iowa City, Iowa, and to effect in all other respects the transactions contemplated herein. Buyer shall process such application in a diligent manner and on a priority basis, shall provide Seller with a copy of such application three days prior to filing (except for any confidential portions thereof) to allow Seller an opportunity to review and comment on such applications, shall provide Seller with copies of all materials, notices, orders, opinions, correspondence and other documents with respect to such regulatory filings, and shall use its best efforts to obtain all necessary regulatory approvals. Buyer shall promptly notify Seller upon receipt by Buyer of notification that any application provided for hereunder will likely be denied. Seller shall provide such assistance and information to Buyer as shall be reasonably necessary for Buyer to comply with the requirements of the applicable regulatory authorities.

Section 6.5.   Further Actions.

The parties hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably require to carry out the intent of this Agreement.

Section 6.6.   Breaches with Third Parties.

Nothing in this Agreement shall constitute an agreement to assign, or the assignment of, any material claim, contract, license, lease, commitment, sales order or purchase order or any material claim of right or any benefit arising thereunder or resulting therefrom, if an assignment or attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or materially affect the rights of Buyer or Seller thereunder; and any transfer or assignment to the Buyer or Seller of any material property or property rights or any contract or agreement which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

Section 6.7.   Insurance.

On or after the Effective Date, Seller will discontinue its insurance coverage maintained in connection with the assets transferred and the activities conducted thereon. Buyer shall be responsible for all insurance protection for such assets and the activities conducted thereon immediately following the Effective Date. Pending the Closing, risk of loss shall be the responsibility of the Seller.

Section 6.8.   Public Announcements.

Except as is necessary to obtain the regulatory approvals contemplated by this Agreement, Seller and Buyer agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Seller acknowledges that the transaction is a material transaction to the Buyer so as to result in the necessity of an immediate public announcement by it. Further, Seller and Buyer acknowledge the sensitivity of this transaction to the Employees and no announcement or communication with the Employees shall be made without the prior approval of the Seller.

Section 6.9.   Further Negotiations.

Each party recognizes and acknowledges that between the date of this Agreement and the Effective Date, each will expend a great deal of time and expense in proceeding in good faith to close the transaction. Accordingly, neither Buyer or Seller will conduct, initiate or continue any discussions or negotiations or enter into any understanding, arrangement or agreement with any other party or entity in connection with the matters set forth herein prior to the Effective Date.

                                   ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Effective Date, of each of the following conditions:

Section 7.1.   Obligations Performed.

Seller shall deliver or make  available to Buyer those items required by Section
2.2 hereof except for the certificate required by Section 2.2(b)(10) hereof.

Section 7.2.   No Adverse Litigation.

On the Effective Date, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (i) materially and adversely affect the business, properties and assets of Seller, or (iii) materially and adversely affect the transactions contemplated herein.

Section 7.3.   Regulatory Approval.

Buyer and Seller shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notices and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

Section 7.4.   Guaranty by Russell Gerdin.

Russell Gerdin hereby guarantees the complete and prompt performance by the Seller of its obligations under this Agreement. Russell Gerdin agrees as follows:

(a)  Russell  Gerdin  guarantees the Seller's  prompt and complete  performance,
     satisfaction   and   observance   of  all  of  the  Seller's   liabilities,
     responsibilities and the obligations pursuant to this Agreement.

(b) This guaranty shall continue until all the terms of this Agreement have been performed or otherwise discharged by the Seller, and Russell Gerdin shall not be released of his obligations hereunder so long as any claim of the Buyer against the Seller arising out of this Agreement is not settled or discharged in full. This guaranty extends to any successor or assignee of the Buyer.

(c) If the Seller fails to perform, satisfy, or observe any liability, responsibility, obligation, term or condition of this Agreement, Russell Gerdin will promptly and fully do so in the Seller's place, and shall be fully responsible and liable to the same extent as the Seller for the Seller's failure to perform or satisfy its liabilities, responsibilities, obligations, terms or conditions pursuant to this Agreement, and the Seller's breach of any representation, warranty, covenant, or agreement contained herein or therein.

                                  ARTICLE VIII

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Effective Date, of each of the following conditions:

Section 8.1.   Representations and Warranties True.

The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

Section 8.2.   Obligations Performed.

Buyer  shall (i) deliver or make  available  to Seller  those items  required by
Section 2.2 hereof and (ii) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

Section 8.3.   No Adverse Litigation.

On the Effective Date, no action, suit or proceeding shall be pending or threatened against Buyer which is reasonably likely to materially and adversely affect the transactions contemplated herein.

Section 8.4.   Regulatory Approval.

Buyer and Seller shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notices and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

                                   ARTICLE IX

                                   TERMINATION

Section 9.1.   Methods of Termination.

This Agreement may be terminated only in any of the following ways:

(1) At any time on or prior to the Effective Date by the mutual consent in writing of Buyer and Seller;

(2)  On the Effective Date by Buyer in writing if the  obligations  set forth in
     Article VII of this Agreement shall not have been met by Seller or waived in writing by Buyer;

(3)  On the Effective  Date by Seller in writing if the  conditions set forth in
     Article VIII of this Agreement shall not have been met by Buyer or waived in writing by Seller; or

(4) By Seller in writing at any time after any applicable regulatory authority has denied approval of any application of Buyer for approval of the transactions contemplated herein.

Section 9.2.   Procedure Upon Termination.

In the event of termination pursuant to Section 9.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to in writing by the party having the right to terminate. If this Agreement is terminated as provided herein:

(a) Each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) All information received by either party hereto with respect to the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any government authority) shall not at any time be used for any business purpose by such party or disclosed by any such party to third parties.

Section 9.3.   Damages and Payment of Expenses.

Should any transactions contemplated herein not be consummated because of a party's breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.

                                    ARTICLE X

                             COVENANT NOT TO COMPETE

For a period of three (3) years after the Effective Date, Seller and Russell Gerdin shall not, directly or indirectly:

(a) operate, purchase, own, or maintain or have a direct or indirect interest in any banking, insurance or investment business within the city limits of Iowa City, Iowa or within a radius of thirty (30)miles of Iowa City, Iowa;

(b) solicit the loan and deposit business of any person who is a customer of Seller or Buyer other than through general advertising that does not specifically target former customers; and

(c)  hire,  retain  or  attempt  to hire  or  retain  any  current  employee  or
     independent   contractor  of  Buyer  or  in  any  way  interfere  with  the relationship between Buyer and any of its employees or independent contractors.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.1.   Amendment and Modification.

The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.2.   Waiver or Extension.

Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (ii) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 11.3.   Assignment.

This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other.

Section 11.4.   Confidentiality.

Seller and Buyer covenant and agree that all information received by either of them with respect to the business of the other (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or which has heretofore, or which is hereafter, filed as public information with any governmental authority) shall not at any time be used for any business purpose or disclosed by such party to third persons. This covenant and agreement shall survive the consummation of the transactions contemplated herein.

Section 11.5.   Addresses for Notices, Etc.

All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail, return receipt requested), telegraphed, telexed, telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

         If to Seller:              Russell Gerdin
                                    2700 Heartland Drive
                                    Iowa City, Iowa 52240
                                    Telephone:  319-545-2371
                                    Facsimile:   319-545-2791


         If to Buyer:               West Des Moines State Bank
                                    Attention: David R. Milligan, CEO
                                    1601 - 22nd Street
                                    West Des Moines, Iowa 50266
                                    Telephone:   (515) 222-2300
                                    Facsimile:       (515) 225-8032

Section 11.6.   Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

Section 11.7.   Headings.

The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 11.8.   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa.

Section 11.9.   Entire Agreement.

This Agreement, the exhibits and attachments hereto represent the entire agreement between the parties hereto respecting the matters addressed herein and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties are superseded hereby and merged herein.

Section 11.10.   Expenses.

Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with the execution, delivery and performance of this Agreement and of the transactions contemplated hereby shall be borne and paid by the party incurring such costs and expenses, and neither party shall be obligated for any cost or expense incurred by the other party.

Section 11.11.   Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 11.12.   Parties in Interest.

Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

                                                     SELLER

ATTEST:                                     HAWKEYE STATE BANK



By: /s/ Kenneth R. Garetson Jr.             By: /s/ Russell Gerdin
                                                --------------------------------
         Its:______________________             Russell Gerdin, Chairman

                                                     BUYER

ATTEST:                                     WEST DES MOINES STATE BANK

By: /s/ Douglas R. Gulling                  By: /s/ David R. Milligan
    ----------------------                      --------------------------------
         Its: CFO                               David R. Milligan, Chairman and
                                                CEO




/s/ Margaret Nims                               /s/ Russell Gerdin
---------------------------                     --------------------------------
Witness                                         Russell Gerdin, Individually

EXHIBIT 1.1(b)

EXCLUDED ASSETS



The following assets listed on this Exhibit 1.1(b) are excluded from those assets that are being transferred to Buyer and are instead to be retained by
Seller:

o    All "cash and due from banks" except for "Coin and Currency".

o    All federal funds sold and accrued interest thereon.

o All charged-off assets, partially charge-off assets and other non-ledger assets that were written off or written down since January 1, 2002, including rights to recoveries therefrom.

o    All contingent claims against directors, officers and employees of Seller.

o All claims made with Seller's bonding company or other insurance company with respect to the alleged misconduct of Seller's former president or other employees.

o    All prepaid expenses and resulting refunds.

                                EXHIBIT 1.2(a)(2)

                          Loans With Allocated Reserves

                                                                        Total
                                                                      Allocated
                                                                       Reserve
Borrower's Name                Total  Substandard   Doubtful    Loss    Amount
--------------------------------------------------------------------------------

[List]

                               EXHIBIT 1.2(a)(2)

         COMPUTATION OF PURCHASE PRICE REDUCTION PER SECTION 1.2(a)(2)

                             (Amounts in Thousands)


                                                                         Total
                                                                       Allocated
                                                                        Reserve
Borrower's Name         Total   Substandard     Doubtful      Loss       Amount
--------------------------------------------------------------------------------

[List]

Total                                                                     339.6

Total ALLL                                                             (1,270.1)
                                                                       ---------
Purchase price reduction per Section 1.2(a)(2)                           (930.5)
                                                                       =========

EHIBIT 1.2(e)
Sample Closing Statement

As if Valuation Data Were December 31, 2002
(All at Book Value)



                                                                   Preliminary
Purchased Assets                                                     Estimate
--------------------------------------------------------------------------------

Real Estate                                                        $    488,479
Furniture, Fixtures and Equipment                                       150,010
Equipment Leases (prepaid) (estimate)                                    15,674
Loans                                                               117,274,815
Accrued Interest Receivable on Loans                                    937,365
Less Allowance for Loan and Lease Losses:
  Agreed Amount Per 1.2(a)(2)                                          (930,500)
  Less Reductions Per 1.2(a)(2):
    (A)  Charge-offs                                                         --
    (B)  Payoffs                                                             --
    (C)  Paydowns                                                            --
Coin and Currency                                                       835,581
Prepaid FDIC Premiums (Estimate)                                         10,000
Other Real Estate Owned                                                 125,109
Investment Securities                                                34,921,122
Accrued Interest Receivable on Securities                               501,534
Premium:
  Agreed Amount                                                      15,050,000
  Less adjustment Per 1.2(d)                                                 --
                                                                   ------------
Total Purchase Price of Purchased Assets                           $169,379,189
                                                                   ============

Liabilities Assumed:
  Deposit Liabilities:
    Deposits                                                         $95,667,783
    Accrued Interest Payable on Deposits                                 195,717
                                                                     -----------
    Total Deposit Liabilities                                         95,863,500
  FHLB Borrowings                                                     41,615,703
  Accrued Interest Payable on FHLB Borrowings                                 --
  Securities Sold Under Repurchase Agreements                          1,412,969
  Accrued Interest Payable on Repo's                                          --
  Treasury Tax and Loan Accounts                                           2,116
  Accrued Real Estate Taxes Payable                                       46,769
  Unearned Income on Safe Deposit Leases                                      --
  Unearned Income on Standbay Letter of Credit Fees                           --
                                                                    ------------
     Total Liabilities Assumed                                       138,941,057
                                                                    ------------
Net Cashed Owed by (to) Buyer                                       $ 30,438,132
                                                                    ============

                                 Exhibit 1.3(g)

                                    Contracts

Service and maintenance contracts as follows:

         [List]

EXHIBIT 1.4(e)

LOANS THAT SELLER WILL PURCHASE
100% PARTICIPATION IN AT CLOSING




Borrower's Name                                                        Note Nos.
--------------------------------------------------------------------------------


     [List]

EXHIBIT 1.4(f)

LOANS SUBJECT TO "PUT" RIGHTS



Borrower's Name                                                        Note Nos.
--------------------------------------------------------------------------------


        [List]

                               EXHIBIT 2.2(b)(3)

                      ASSIGNMENT AND ASSUMPTION AGREEMENT


THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this _____ day of __________, 2003, by and between Hawkeye State Bank ("Seller") and West Des Moines State Bank ("Buyer").

                                  WITNESSETH:


WHEREAS, Seller and Buyer have entered into a Purchase and Assumption Agreement dated as of __________, 2003, (the "Agreement"), which provides for the assignment by Seller of all of its right and interest in and to certain assets, and the assumption by Buyer of certain liabilities and obligations, all as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and sets over to Buyer all of Seller's rights and interest to, and Buyer does hereby assume Seller's liabilities and obligations in connection with the following:

(a)  All Deposit Liabilities (as defined in Section 1.3(a) of the Agreement);

(b) All liabilities for Federal Home Loan Bank advances and borrowings, and accrued and unpaid interest thereon;

(c) All liabilities for securities sold under repurchase agreements, and accrued and unpaid interest thereon;

(d) All unfunded loan commitments and lines of credit related to the Loans (as defined in Section 1.4(a) of the Agreement);

(e)  All Treasury Tax and Loan Accounts;

(f)  All Equipment Leases;

(g)  All Safe Deposit Leases;

(h)  All Contracts (as defined in Section 1.3(g) of the Agreement);

(i) All accrued real estate taxes prorated to the Valuation Date (as defined in the Agreement); and

(j) All income collected but not earned with respect to the Safe Deposit Leases pursuant to Section 1.5(c) of the Agreement.

This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of Seller, Buyer and each of their successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. Capitalized terms used herein shall have the meaning ascribed thereto in the Agreement.

This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

ATTEST:                                           HAWKEYE STATE BANK

By:                                               By:
    ----------------------------------                 -------------------------

Its:                                              Its:
      --------------------------------                  ------------------------


ATTEST:                                           WEST DES MOINES STATE BANK

By:                                               By:
    ----------------------------------                 -------------------------

Its:                                              Its:
      --------------------------------                  ------------------------

                               EXHIBIT 2.2(b)(2)

                                  BILL OF SALE



THIS BILL OF SALE is dated this ________ day of _________________, 2003, by Hawkeye State Bank ("Seller").

WHEREAS,  Seller and West Des Moines  State Bank  ("Buyer")  have entered into a
Purchase and Assumption Agreement dated as of ______________, 2003 (the "Agreement)", which provides for the sale by SEller to Buyer of certain personal property, loans and other assets, all as set forth in the Agreement.

NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby grant, bargain, sell, assign, set over, convey and transfer to Buyer all of its right, title and interest in and to the following assets (the "Assets"):

(a) All furniture, fixtures, leasehold improvements and other tangible personal property set forth in Exhibit 1.1(a)(2) of the Agreement, except for those items listed in Exhibit 1.1(b) of the Agreement.

(b) All of the Loans and accrued interest thereon (including collateral relating thereto) described in Section 1.4 of the Agreement;

(c)  All of the Equipment Leases;

(d) All keys and records to the safe deposit boxes and all Safe Deposit Leases and contracts;

(e)  All of  Seller's  files and  records  related  to the  Loans and  Equipment
     Leases, Deposit Liabilities and other liabilities (as such terms are defined or described in the Agreement);

(f) All charged-off assets, partially charged-off assets and other non-ledger assets, except for those that were written off or written down since January 1, 2002, including rights to recoveries therefrom;

(g)  Prepaid FDIC premiums;

(h)  All investment securities and accrued interest thereon;

(i) All coin and currency and cash items in the possession of Seller on the Effective Date (the "Coin and Currency"); and

(j)  The name "Hawkeye State Bank".

Seller, for itself and its successors and assigns, does hereby covenant anda agree to and with Buyer and its successors and assigned that it (i) is seized of, and has the right to convey to Buyer, such title to the Assets as is provided in the Agreement, (ii) shall, from time to time, at the request of Buyer, execute, acknowledge and deliver to Buyer any and all further instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to transfer the Assets to Buyer, to enable Buyer to bill, collect, service and administer the Loans and to give full force and effect to the full intent and purpose of this Bill of Sale. Capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officers, all as of the day and year first above written.

ATTEST                                          HAWKEYE STATE BANK


By:                                             By:
    -----------------------------------             ----------------------------

Its:                                            Its:
     ----------------------------------               --------------------------

                                  EXHIBIT 4.5

                             ENCUMBRANCES PERMITTED




Securities pledged to secure FHLB borrowings:

         [List]



Securities pledged to secure Treasury Tax and Loan account:

         [List]



Securities pledged to secure repurchase agreements:

         [List]



Securities pledged to secure public funds deposits:

         [List]